 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 1995.

                                                      REGISTRATION NO. 33-61265
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                      VIRGINIA ELECTRIC AND POWER COMPANY
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER OR GOVERNING DOCUMENT)

               VIRGINIA                                54-0418825
   (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                      NUMBER)

                        VIRGINIA POWER CAPITAL TRUST I
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER OR GOVERNING DOCUMENT)

               DELAWARE                               APPLIED FOR
   (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                      NUMBER)

             ONE JAMES RIVER PLAZA, RICHMOND, VIRGINIA 23219-3932
                                (804) 771-3000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
   J. KENNERLY DAVIS, JR., VICE PRESIDENT, TREASURER AND CORPORATE SECRETARY
               PHILIP W. NICHOLS, CASH MANAGEMENT ADMINISTRATOR
                      VIRGINIA ELECTRIC AND POWER COMPANY
                             ONE JAMES RIVER PLAZA
                         RICHMOND, VIRGINIA 23219-3932
                                (804) 771-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                WITH A COPY TO:

       JOHN J. BEARDSWORTH, JR.               ROBERT L. BURRUS, JR.
          HUNTON & WILLIAMS              MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.
         951 EAST BYRD STREET                       ONE JAMES CENTER
    RICHMOND, VIRGINIA 23219-4074            RICHMOND, VIRGINIA 23219-4030


                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                        PROPOSED         PROPOSED
                            AMOUNT      MAXIMUM          MAXIMUM
  TITLE OF SECURITIES       BEING    OFFERING PRICE     AGGREGATE         AMOUNT OF
    BEING REGISTERED      REGISTERED  PER UNIT (1)  OFFERING PRICE (1) REGISTRATION FEE
---------------------------------------------------------------------------------------
Virginia Power Capital
 Trust I Preferred
 Securities.............  5,400,000       100%         $135,000,000        $46,552
---------------------------------------------------------------------------------------
Virginia Electric and
 Power Company  % Junior
 Subordinated Notes,
 Series A(2)............
---------------------------------------------------------------------------------------
Virginia Electric and
 Power Company Preferred
 Securities
 Guarantee(2)(3)
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) Estimated solely for calculating the registration fee.
(2) No separate consideration is to be received for the Junior Subordinated Notes or Preferred Securities Guarantee.

(3) Includes the rights of the holders of Preferred Securities under the Guarantee Agreement and certain back-up undertakings described in the Registration Statement.

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                      AMENDING PART I -- PROSPECTUS

                                   PART II -- EXHIBITS
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     Preliminary Prospectus, dated August  , 1995

                         5,400,000 PREFERRED SECURITIES
                         VIRGINIA POWER CAPITAL TRUST I
                           % TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                      VIRGINIA ELECTRIC AND POWER COMPANY

                                  -----------
  The % Trust Preferred Securities (the Preferred Securities) offered hereby evidence preferred undivided beneficial interests, representing 97% beneficial ownership of the assets of Virginia Power Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the Trust). Virginia Electric and Power Company, a Virginia public service corporation (the Company), will own all the common securities (the Common Securities and, together with the Preferred Securities, the Trust Securities) representing the remaining 3% beneficial ownership of the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of the Company's Series A % junior subordinated deferrable interest notes (the Junior Subordinated Notes) due September 30, 2025; PROVIDED, HOWEVER, THAT THE COMPANY MAY, SUBJECT TO COMPLIANCE WITH CERTAIN CONDITIONS, EXTEND THE MATURITY THEREOF FOR UP TO AN ADDITIONAL TEN YEARS.

  The Junior Subordinated Notes will be unsecured obligations of the Company and will be subordinate and junior in right of payment to Senior Indebtedness of the Company, as described herein. Holders of the Preferred Securities are entitled to receive cumulative cash distributions at the rate of % per annum (the Securities Rate), accruing from the date of original issuance and payable, unless deferred, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing September 30, 1995 (each, a Distribution
Date).
                                                        (continued on next page)
                                  -----------

  SEE "RISK FACTORS" AT PAGE 7 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF SUCH DEFERRAL.
                                  -----------

  Application has been made to list the Preferred Securities on the New York Stock Exchange, Inc. (the NYSE). If approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. See "Underwriting."

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Price To   Underwriting  Proceeds to
                                            Public(1) Discount(2)(3) Trust(2)(3)
--------------------------------------------------------------------------------
Per Preferred Security....................       %            %            %
--------------------------------------------------------------------------------
Total.....................................    $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from the Issue Date.
(2) The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(3) Because the proceeds of the sale of the Preferred Securities will be invested in Junior Subordinated Notes, the Company has agreed to pay to the Underwriters as compensation (the Underwriters' Compensation) for their
    arranging the investment therein of such proceeds, $    per Preferred
    Security, except for Preferred Securities sold to certain institutions, for
    which the Underwriters' Compensation will be $    per Preferred Security.
    Therefore, to the extent that Preferred Securities are sold to such institutions, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified above. See "Underwriting."
(4) Expenses of the offering to be paid by the Company are estimated to be approximately $512,500.

                                  -----------

  The Preferred Securities are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form
through the facilities of The Depository Trust Company on or about August   ,
1995 (the Issue Date).

                                  -----------
LEHMAN BROTHERS

    DEAN WITTER REYNOLDS INC.

          A.G. EDWARDS & SONS, INC.

               PAINEWEBBER INCORPORATED

                    PRUDENTIAL SECURITIES INCORPORATED

                          SMITH BARNEY INC.
August  , 1995                                   WHEAT FIRST BUTCHER SINGER

(continued from previous page)

  The Securities Rate and the Distribution Dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Junior Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Junior Subordinated Notes, no amounts will be paid on the Preferred Securities. THE COMPANY HAS THE RIGHT TO DEFER PAYMENTS OF INTEREST ON THE JUNIOR SUBORDINATED NOTES BY EXTENDING THE INTEREST PAYMENT PERIOD ON THE JUNIOR SUBORDINATED NOTES, AT ANY TIME AND FROM TIME TO TIME, FOR UP TO 20 CONSECUTIVE QUARTERS (EACH, AN EXTENSION PERIOD). If interest payments are so deferred, distributions on the Preferred Securities also will be deferred. During any deferral period, holders of Preferred Securities will continue to have income for United States federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Junior Subordinated Notes--Option to Extend Interest Payment Period," "Risk Factors-- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Considerations--Original Issue Discount" and "--Market Discount." Deferred installments of interest on the Junior Subordinated Notes will bear interest, compounded quarterly, at a rate equal to one-quarter of the Securities Rate. The payment of such deferred interest, together with interest thereon, will be distributed to the holders of the Preferred Securities as received at the end of any Extension Period.

  The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Notes at maturity or their earlier redemption. The Junior Subordinated Notes are redeemable at the option of the Company, (in whole or in part), from time to time, on or after September 30, 2000, or at any time in whole upon the occurrence of a Tax Event or Investment Company Act Event (either, a Special Event). Upon the occurrence of a Special Event, the Company will have the option to redeem the Junior Subordinated Notes (and the Trust Securities will also be redeemed) or distribute the Junior Subordinated Notes pro rata to the holders of the Trust Securities. If the Junior Subordinated Notes are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Junior Subordinated Notes listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Junior Subordinated Notes."

  The payment of distributions on the Preferred Securities is guaranteed by the Company under the Guarantee Agreement, but only to the extent that the Trust has funds available therefor (the Guarantee). If the Company fails to make required payments on the Junior Subordinated Notes, the Trust will not have sufficient funds to pay such distributions, and the Guarantee does not cover the payment of distributions when the Trust does not have sufficient funds therefor. In such event, the remedy of a holder of Preferred Securities is to enforce the rights of the Trust as holder of the Junior Subordinated Notes. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all of its other liabilities and will rank pari passu with the most senior preferred stock of the Company. See "Description of the Guarantee." The Company has, through the Guarantee, the Indenture, the Junior Subordinated Notes, the Trust Agreement and the Agreement as to the Expenses and Liabilities, fully and unconditionally guaranteed, subject to certain subordination provisions, all the Trust's obligations with respect to the Preferred Securities.

  In the event of the redemption of the Junior Subordinated Notes or the voluntary or involuntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment (the Redemption Price), unless in connection with such dissolution, the Junior Subordinated Notes are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

  The Preferred Securities initially will be represented by a global certificate registered in the name of The Depository Trust Company (DTC) or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company and the Trust have filed with the Securities and Exchange Commission (the Commission) a combined registration statement on Form S-3 (the Registration Statement, which term encompasses any amendments thereof and exhibits thereto) under the Securities Act of 1933, as amended (the 1933 Act). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 1934 Act), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, 60605. Although the Company is not required to send a copy of its latest Annual Report to Shareholders to holders of the Preferred Securities, the Company will, upon request, send to any holder of such securities a copy of its latest Annual Report to Shareholders, as filed with the Commission, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

  No separate financial statements of the Trust are included herein. The Company has determined that such statements would not be material to holders of the Preferred Securities because the Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of the Trust Securities in the Junior Subordinated Notes. The Trust is currently not subject to the informational reporting requirements of the 1934 Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated herein by reference and made a part of this
Prospectus:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

    (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and

    (c) the Company's Current Reports on Form 8-K, dated February 21, 1995, March 22, 1995 and April 17, 1995.

  All documents filed by the Company or the Trust, as the case may be, with the Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to Virginia Electric and Power Company, One James River Plaza, Richmond, VA 23219-3932, Attention: Corporate Secretary, Telephone: (804) 771-3000.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

THE COMPANY.............  The Company was incorporated in Virginia in 1909 and has its principal office at One James River Plaza, Richmond, Virginia 23219-3932, telephone (804) 771-3000. The Company is a wholly-owned subsidiary of Dominion Resources, Inc. (Dominion Resources).

                          The Company is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy within a 30,000 square mile service area in Virginia and in northeastern North Carolina. It transacts business under the name Virginia Power in Virginia and under the name North Carolina Power in North Carolina. Its Virginia service area comprises about 65% of Virginia's total land area but accounts for over 80% of its population.

THE TRUST...............  Virginia Power Capital Trust I, a statutory business trust organized under Delaware law solely for the purpose of holding the Company's Junior Subordinated Notes and issuing Preferred Securities and Common Securities evidencing the entire beneficial interest therein (and engaging in activities necessary or incidental thereto).

THE TRUSTEES............  Chemical Bank will act as property trustee (the
                          Property Trustee) of the Trust. Two employees of the Company also will act as trustees (the Administrative Trustees) of the Trust. Chemical Bank Delaware will be an additional trustee (the Delaware Trustee) of the Trust. Chemical Bank also will act as trustee (the Indenture Trustee) under the Subordinated Note Indenture pursuant to which the Junior Subordinated Notes will be issued and will act as trustee under the Guarantee (the Guarantee Trustee).

                          The Property Trustee, Delaware Trustee and
                          Administrative Trustees are sometimes referred to as the Securities Trustees.

PREFERRED SECURITIES      5,400,000 units of Preferred Securities evidencing
 OFFERED................  preferred undivided beneficial interests in the assets of the Trust. Holders of the Preferred
                          Securities are entitled to receive cumulative cash distributions at the Securities Rate, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and
                          December 31 of each year, commencing on September 30, 1995 (each, a Distribution Date). The Securities Rate and the Distribution Dates for the Preferred
                          Securities will correspond to the interest rate and payment dates on the Junior Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Junior
                          Subordinated Notes, no amounts will be paid on the Preferred Securities. See "Description of the
                          Preferred Securities" herein.

RECORD DATE.............  The record date for each Distribution Date will be the close of business on the 15th calendar day prior to such Distribution Date.

JUNIOR SUBORDINATED       The Trust will invest the proceeds from the issuance
 NOTES..................  of the Preferred Securities and Common Securities in
                          an equivalent amount of Series A % junior subordinated deferrable interest notes due September
                          30,

                          2025; provided, however, that the Company may, subject to compliance with certain conditions, extend the maturity for up to an additional ten years. The conditions to extension are that (i) the Company not be bankrupt or insolvent, or otherwise in default on the Junior Subordinated Notes, (ii) the Company has timely paid all amounts due on the Junior Subordinated Notes for the preceding six quarters without deferral, (iii) the Trust is not in arrears on payments on the Trust Securities and (iv) the Junior Subordinated Notes or Preferred Securities are then rated in one of the four highest rating categories by a nationally recognized statistical rating organization. The Junior Subordinated Notes will be subordinate and junior in right of payment to all current indebtedness for borrowed money and other obligations of the Company included in the definition of Senior Indebtedness, and will rank pari passu with trade debt of the Company. See "Description of the Junior Subordinated Notes--Subordination."

GUARANTEE...............
                          The payment of distributions on the Preferred Securities is guaranteed by the Company under the Guarantee, but only to the extent the Trust has funds available to make such distributions. If the Company does not make principal or interest payments on the Junior Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued by the Company. See "Risk Factors--Ranking of and Rights Under Guarantee" and "Description of the Guarantee" herein. The Company has, through the Guarantee, the Indenture, the Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, fully and unconditionally guaranteed, subject to certain subordination provisions, all the Trust's obligations with respect to the Preferred Securities.

INTEREST DEFERRAL.......  The Company has the right to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period on the Junior Subordinated Notes, at any time and from time to time, for up to 20 consecutive quarters (each, an Extension Period). The only restrictions on the Company's ability to defer payments of interest are that during the Extension Period the Company may not
                          (i) pay dividends on or redeem any of its capital stock or (ii) pay principal or interest on any debt securities ranking pari passu or subordinate to the Junior Subordinated Notes. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Notes.

                          If interest payments on the Junior Subordinated Notes are deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, holders of Preferred Securities will continue to have income for federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Junior Subordinated Notes--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Considerations--Original Issue Discount" and "--Market Discount." Deferred interest will bear interest, compounded quarterly, at a rate equal to one quarter of the Securities Rate from the date of deferral to the date of payment.

REDEMPTION..............  The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Notes at maturity or their earlier redemption. The Junior Subordinated Notes are redeemable by the Company, (in whole or in part), from time to time on or after September 30, 2000, or at any time in whole upon the occurrence of a Special Event. Upon the occurrence of a Special Event, the Company will have the option to redeem the Junior Subordinated Notes (and thus the Preferred Securities) or, subject to certain conditions, distribute the Junior Subordinated Notes pro rata to the holders of the Trust Securities. If a partial redemption of the Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Company may only redeem the Junior Subordinated Notes in whole. Any partial redemption of the Junior Subordinated Notes will be effected by the redemption of an equivalent amount of Trust Securities, to be allocated approximately 97% to the Preferred Securities and 3% to the Common Securities. The Preferred Securities to be redeemed in connection with any partial redemption will be selected by such method as the Property Trustee shall deem fair and appropriate. See "Description of the Preferred Securities--Redemption."

 Special Event..........  A Special Event means a Tax Event or an Investment
                          Company Act Event. A "Tax Event" means that the Administrative Trustees and the Company shall have received an opinion from independent tax counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or
                          (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Notes, (ii) interest payable to the Trust on the Junior Subordinated Notes would not be deductible by the Company for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus. An "Investment Company Act Event" means that the Administrative Trustees and the Company shall have received an opinion of independent counsel (which may be counsel to the Company) to the effect that, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation by any court, governmental agency or regulatory authority after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an investment company under the Investment Company Act of 1940, as amended (the 1940 Act).

 Redemption Price.......  In the event of the redemption of the Trust
                          Securities or other termination of the Trust without distribution of the Junior Subordinated Notes, each Preferred Security shall be entitled to receive a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment.

                                  RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should consider particularly the following matters:

RANKING OF AND RIGHTS UNDER THE JUNIOR SUBORDINATED NOTES

  No amounts will be available to make payments on the Preferred Securities except from payments made on the Junior Subordinated Notes. The obligations of the Company under the Junior Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company. At June 30, 1995, Senior Indebtedness of the Company aggregated $4.3 billion. There are no terms in the Preferred Securities, the Junior Subordinated Notes or the Preferred Securities Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Notes. THE SUBORDINATED NOTE INDENTURE DOES NOT CONTAIN PROVISIONS THAT AFFORD HOLDERS OF JUNIOR SUBORDINATED NOTES PROTECTION IN THE EVENT OF A HIGHLY LEVERAGED TRANSACTION INVOLVING THE COMPANY. ANY SUCH TRANSACTION, HOWEVER, WOULD REQUIRE REGULATORY APPROVAL, AND MANAGEMENT OF THE COMPANY BELIEVES SUCH APPROVAL WOULD BE UNLIKELY FOR A TRANSACTION THAT WOULD RESULT IN THE COMPANY HAVING A HIGHLY LEVERAGED CAPITAL STRUCTURE. See "Description of the Guarantee" and "Description of the Junior Subordinated Notes-- Subordination."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If (i) the Trust fails to pay distributions in full on the Preferred Securities for more than 20 consecutive quarterly distribution periods, or (ii) a Trust Agreement Event of Default occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights against the Company as the holder of the Junior Subordinated Notes. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Preferred Securities may institute a legal proceeding against the Company without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. Upon the occurrence of any of the events described in clauses (i) or (ii) above, the holders of the Preferred Securities also will be entitled, by majority vote, to appoint a Substitute Property Trustee, who shall have the same rights, powers and privileges as the Property Trustee. See "Description of the Preferred Securities" and "Description of the Junior Subordinated Notes."

RANKING OF AND RIGHTS UNDER THE GUARANTEE

  The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company and will be pari passu with the most senior preferred stock issued by the Company. IF THE COMPANY WERE TO DEFAULT IN ITS OBLIGATION TO PAY AMOUNTS PAYABLE ON THE JUNIOR SUBORDINATED NOTES, THE TRUST WOULD LACK AVAILABLE FUNDS FOR THE PAYMENT OF DISTRIBUTIONS OR AMOUNTS PAYABLE ON REDEMPTION OF THE PREFERRED SECURITIES OR OTHERWISE, AND IN SUCH EVENT HOLDERS OF THE PREFERRED SECURITIES WOULD NOT BE ABLE TO RELY UPON THE GUARANTEE FOR PAYMENT OF SUCH AMOUNTS. The holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If an Event of Default occurs under the Guarantee, the holders of the Preferred Securities may request the enforcement by the Guarantee Trustee, as the holder of the Guarantee for the benefit of the holders of the Preferred Securities, of its rights against the Company. If the Guarantee Trustee fails to enforce its rights under the Guarantee, a holder of Preferred Securities may institute a legal proceeding against the Company without first instituting any legal proceeding against the Guarantee Trustee or any other person or entity. See "Description of the Guarantee."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company has the right under the Subordinated Note Indenture, at any time, and from time to time, to defer payments of interest on the Junior Subordinated Notes for a period of up to 20 consecutive quarters (each an Extension Period), but not beyond the stated maturity of the Junior Subordinated Notes. Prior to the termination of any Extension Period, the Company may further defer payments of interest, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Notes. Deferred installments of interest on the Junior Subordinated Notes will bear interest, compounded quarterly, at a rate equal to one-quarter of the Securities Rate. The payment of such deferred interest, together with interest thereon, will be passed through to the holders of the Preferred Securities as received at the end of any Extension Period.

  The only restrictions on the Company's ability to defer payments of interest are that during any Extension Period the Company may not (i) pay dividends on or redeem any of its capital stock or (ii) pay principal or interest on any debt securities ranking pari passu or subordinate to the Junior Subordinated Notes. The Company may elect to defer payment of interest at a time when prevailing interest rates are higher or significantly higher than the Securities Rate payable on the Preferred Securities. In that event, holders would be denied the opportunity to invest funds they would otherwise receive at the higher interest rates. See "Description of the Preferred Securities-- Distributions" and "Description of the Junior Subordinated Notes--Option to Extend Interest Payment Period."

  Should the Company exercise its rights to defer payments of interest, each holder of Preferred Securities will continue to accrue income (as original issue discount--OID) for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holders dispose of their Preferred Securities prior to the record date for the date on which distributions of such amounts are made. See "Certain Federal Income Tax Considerations--Original Issue Discount." INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PREFERRED SECURITIES.

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Notes. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Notes) may be more volatile than other securities on which original issue discount accrues that do not have such rights.

REDEMPTION

  The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Notes at maturity or their earlier redemption. The Company has the option to redeem all or any part of the Junior Subordinated Notes on September 30, 2000, or at any time thereafter without payment of any premium. The Company may elect to redeem the Junior Subordinated Notes at a time when prevailing interest rates are lower or significantly lower than the Securities Rate payable on the Preferred Securities. In that event, holders would be denied the opportunity to invest the funds received at a rate as high as the Securities Rate.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  If a Special Event shall occur and be continuing, the Company will have the option either to redeem the Junior Subordinated Notes in cash (with the result that the Preferred Securities shall be redeemed) or cause the dissolution of the Trust, with the result that Junior Subordinated Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Securities Rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Property Trustee shall have received an opinion from independent tax counsel experienced in such matters (a No Recognition Opinion), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Notes; and, provided, further, that, if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which would have no adverse effect on the Company or the Trust, the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of redemption or dissolution.

  There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Notes that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities will be paid only from payments on the Junior Subordinated Notes and may receive Junior Subordinated Notes upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are making an investment decision with regard to the Junior Subordinated Notes and should carefully review all the information regarding the Junior Subordinated Notes contained herein. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Junior Subordinated Notes."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a Substitute Property Trustee upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace the Property Trustee, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING CHARACTERISTICS OF PREFERRED SECURITIES

  The Preferred Securities are expected to be listed on the NYSE, subject to official notice of issuance. Accordingly, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued but unpaid distributions; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Preferred Securities that is not included in the trading price thereof. Nonetheless, interest on the Junior Subordinated Notes will be included in the gross income of U.S. holders of Preferred Securities as it accrues rather than when it is paid. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder generally will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations-- Original Issue Discount" and "--Sale of Preferred Securities."

  The trading price of the Preferred Securities is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Preferred Securities may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Preferred Securities, although any increase will be moderated by the Company's ability to call the Junior Subordinated Notes at any time on or after September 30, 2000. In addition, because payment of the Preferred Securities is dependent upon the Company's ability to pay the Junior Subordinated Notes, negative developments affecting the Company may adversely affect the trading price of the Preferred Securities.

                         VIRGINIA POWER CAPITAL TRUST I

  The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State in July 1995. The Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the Issue Date substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the Trust Agreement). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the 1939 Act). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Notes and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately 40 years, but may terminate earlier as provided in the Trust Agreement.

  Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a Trust Agreement Event of Default, the rights of the holders of Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

  The Trust's business and affairs will be conducted by the Securities Trustees, which shall be appointed by the Company as the holder of the Common Securities. Two employees of the Company initially will serve as Administrative Trustees. Chemical Bank will serve as Property Trustee and will hold the Junior Subordinated Notes issued by the Company. Chemical Bank Delaware will serve as Delaware Trustee to ensure compliance with the Delaware Business Trust Act. In certain circumstances, the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint a Substitute Property Trustee. See "Description of the Preferred Securities--Voting Rights."

  The Property Trustee will hold title to the Junior Subordinated Notes for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Subordinated Note Indenture as the holder of the Junior Subordinated Notes. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the Payment Account) to hold all payments made in respect of the Junior Subordinated Notes for the benefit of the holders of Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Payment Account. Subject to the right of the holders of the Preferred Securities to appoint a Substitute Property Trustee, the Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace all the Securities Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Junior Subordinated Notes--Miscellaneous."

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Trust Agreement, the Delaware Business Trust Act and the 1939 Act. See "Description of the Preferred Securities."

  The Trust's registered office in the State of Delaware is c/o Chemical Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Trust shall be c/o the Company Treasurer, One James River Plaza, Richmond, Virginia 23219-3932, telephone (804) 771-3000, Attn: The Administrative Trustees.

                         SELECTED FINANCIAL INFORMATION

  The summary of financial information set forth below for the years 1990-1994 was derived from, and should be read in conjunction with, the audited financial statements and the Selected Financial Data contained in the Company's most recent Annual Report on Form 10-K. Information for the 12 months ended June 30, 1995, and as of such date, is derived from financial statements that have not been audited but which, in the opinion, of the Company's management, contain all adjustments, consisting of only normal recurring accruals, necessary to present fairly the Company's financial position and results of operations and cash flows for such period, and should be read in conjunction with the Company's most recent Quarterly Report on Form 10-Q. See "Incorporation Of Certain Documents By Reference."

                                    12 MONTHS
                                      ENDED                 YEARS
                                    JUNE 30,  ----------------------------------
                                      1995     1994   1993   1992   1991   1990
                                    --------- ------ ------ ------ ------ ------
Operating revenues (millions).....   $4,126   $4,171 $4,187 $3,680 $3,688 $3,462
Operating income (millions).......      698      731    813    762    817    806
Income before cumulative effect of
 a change in accounting principle
 (millions).......................      405      447    509    456    487    450
Cumulative effect of a change in
 accounting principle (millions)..                              14
                                     ------   ------ ------ ------ ------ ------
Net income (millions).............      405      447    509    470    487    450
                                     ======   ====== ====== ====== ====== ======
Ratio of earnings to combined
 fixed charges and preferred stock
 dividends........................     2.41     2.65   2.81   2.53   2.44   2.21

  In the ratio of earnings to combined fixed charges and preferred stock dividends, earnings are determined by adding taxes on income and fixed charges to Net Income. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, and such portion of rentals as is representative of the interest factor. These earnings are then divided by the sum of total fixed charges and the preferred stock dividend factor representative of pre-tax income required to pay total preferred stock dividends for the applicable year.

                                 CAPITALIZATION

                                  (UNAUDITED)
                                   (MILLIONS)

                                                         AS OF
                                                     JUNE 30, 1995
                                                        ACTUAL     PRO FORMA(*)
                                                     ------------- ------------
Long-Term Debt......................................    $3,952        $3,952
Company-Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trust**...................       --            135
Preferred Stock
  Not Subject to Mandatory Redemption...............       594           509
  Subject to Mandatory Redemption...................       221           180
                                                        ------        ------
    Total Preferred Stock...........................       815           689
Common Stock Equity.................................     4,009         4,009
                                                        ------        ------
    Total Capitalization............................    $8,776        $8,785
                                                        ======        ======

--------
(*) Reflects the following pro forma adjustments:
  (i) Issuance of the Junior Subordinated Notes and Trust Securities.
  (ii) The repurchase of certain of the Company's Preferred Stock with the proceeds of this offering.

(**) The    % Junior Subordinated Notes totaling $139,175,250 principal amount constitute 100% of the Trust's assets.

                                USE OF PROCEEDS

  The proceeds of the sale of the Preferred Securities will be invested by the Trust in the Junior Subordinated Notes of the Company. The Company will use the net proceeds from the sale of such Junior Subordinated Notes to redeem outstanding preferred stock of the Company and for other general corporate purposes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the 1939 Act. The Property Trustee will act as the indenture trustee with respect to the Trust, as well as the Guarantee, for purposes of compliance with the provisions of the 1939 Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the 1939 Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part, as well as the 1939 Act.

GENERAL

  The Trust Agreement authorizes the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis with, the Preferred Securities, except that upon the occurrence of a Trust Agreement Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Trust Agreement, the Property Trustee will own and hold the

Junior Subordinated Notes for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company on a subordinated basis as and to the extent described under "Description of the Guarantee." The Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have sufficient available funds to make such distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce its rights under the Junior Subordinated Notes. The above mechanisms and obligations, taken together with the Agreement as to Expenses and Liabilities constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of the Preferred Securities--Voting Rights."

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at the Securities Rate and will accrue from the Issue Date and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1995. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than Saturday, Sunday or any day on which banking institutions in New York City (or in the jurisdiction in which the Indenture Trustee's or Property Trustee's principal offices are located) are authorized or required by law to close.

  Distributions payable on any Distribution Date will be payable to the holders of record on the Record Date for such Distribution Date, which is the close of business on the fifteenth calendar day preceding such Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

  The Company has the right under the Subordinated Note Indenture to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period from time to time on the Junior Subordinated Notes (each, an Extension Period) which, if exercised, would defer quarterly distributions on the Preferred Securities during any such extended interest payment period. Deferred installments of interest on the Junior Subordinated Notes will bear interest, compounded quarterly, at a rate equal to one quarter of the Securities Rate. If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid, if funds are available therefor, to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the Record Date next following the termination of such Extension Period. See "Description of the Junior Subordinated Notes--Interest" and "--Option to Extend Interest Payment Period."

  Distributions on the Preferred Securities must be paid on the Distribution Dates to the extent that the Trust has funds available for the payment of such distributions in the Payment Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Junior Subordinated Notes. See "Description of the Junior Subordinated Notes."

REDEMPTION

  The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Notes at maturity or their earlier redemption. The Junior Subordinated Notes will mature on September 30, 2025, subject to extension, and may be redeemed, in whole or in part, at the option of the Company, at any time on or after September 30, 2000, or at any time in whole in certain circumstances upon the occurrence of a Special Event. Upon the repayment of the Junior Subordinated Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem a like amount of Trust Securities upon not less than 30 nor more than 60 days notice, at the

Redemption Price. See "Description of the Junior Subordinated Notes--Optional Redemption." If a partial redemption of the Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Company may only redeem the Junior Subordinated Notes in whole. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities to be redeemed will be selected by such method as the Property Trustee shall deem fair and appropriate and which, based upon an opinion of counsel, may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the aggregate liquidation amount of Preferred Securities of a denomination larger than $25.

  The Redemption Price for each Preferred Security shall equal the stated liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  Upon the occurrence of a Special Event, the Company will have the option to redeem the Junior Subordinated Notes (and thus the Preferred Securities) or, subject to certain conditions, distribute the Junior Subordinated Notes pro rata to the holders of the Trust Securities; provided, however, that, if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which would have no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of redemption or dissolution. A Special Event is either an Investment Company Act Event or a Tax Event.

  An "Investment Company Act Event" means that the Administrative Trustees and the Company shall have received an opinion of independent counsel (which may be counsel to the Company) to the effect that, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation by any court, governmental agency or regulatory authority after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an investment company under the 1940 Act.

  "Tax Event" means that the Administrative Trustees and the Company shall have received an opinion from independent tax counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Notes, (ii) interest payable to the Trust on the Junior Subordinated Notes would not be deductible by the Company for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus.

  Prior to the distribution of Junior Subordinated Notes in connection with the occurrence of a Special Event, the Property Trustee shall have received an opinion from independent tax counsel experienced in such matters (a No Recognition Opinion), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Notes.

  If Junior Subordinated Notes are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Junior Subordinated Notes listed on the NYSE or on such other exchange as the Preferred Securities are then listed. After the date for any distribution of Junior Subordinated Notes upon dissolution of the Trust, (i) the Preferred Securities and the Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Preferred Securities and the Guarantee not held by the depositary or its nominee will be deemed to represent Junior Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Securities Rate of, and accrued and unpaid interest equal to accrued and unpaid distribution on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Notes that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption. In the event that fewer than all of the Trust Securities are to be redeemed, then the aggregate liquidation preference for the Trust Securities to be redeemed shall be allocated 97% to the Preferred Securities and 3% to the Common Securities.

  If the Property Trustee gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, provided that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Notes, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price. See "--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue to the same extent as interest on the Junior Subordinated Notes.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company (DTC) will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (Direct Participants). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Preferred Securities in accordance with its procedures.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system have been obtained from sources that the Company and the Trust believe to be reliable, but the Company and the Trust take no responsibility for the accuracy thereof. The Trust has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Pursuant to the Trust Agreement, the Trust shall terminate on September 30, 2035, or earlier upon (i) the bankruptcy, dissolution or insolvency of the Company, or dissolution of the Trust, (ii) the occurrence of a Special Event followed by the distribution of the Junior Subordinated Notes, or (iii) the payment or redemption of all of the Trust Securities.

  If an early termination occurs as described in clause (i) above, the Trust shall be liquidated by the Securities Trustees as expeditiously as they shall determine to be appropriate by causing the Property Trustee to distribute to each holder of Preferred Securities and Common Securities a like amount of Junior Subordinated Notes, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the stated liquidation preference of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidated Distribution"). If such Liquidated Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidated Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities.

EVENTS OF DEFAULT

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement (Trust Agreement Event of Default) with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default, and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of an "Event of Default" as defined in Section 501 of the Indenture (see "Description of Junior Subordinated Securities--Events of Default"); or

    (ii) default by the Property Trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to such Trustee by the Holders of at least 10% in liquidation amount of the outstanding Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Securities Trustees.

  Within 90 Business Days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default, the Property Trustee shall transmit notice of any default actually known to the Property Trustee to the holders of Preferred Securities and the Company, unless such Event of Default shall have been cured or waived.

  Unless a Trust Agreement Event of Default shall have occurred and be continuing, the Securities Trustees may be removed at any time by act of the holder of the Common Securities. If a Trust Agreement Event of Default has occurred and is continuing, the Property Trustee may be removed at such time by act of the holders of a majority in liquidation preference of the Preferred Securities, delivered to the Property Trustee (in its individual capacity and on behalf of the Trust). No resignation or removal of the Property Trustee and no appointment by the successor shall be effective until the acceptance of appointment by the successor Property Trustee in accordance with the provisions of the Trust Agreement.

  If a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon dissolution of the Trust as described above. See "--Liquidation Distribution Upon Dissolution."

VOTING RIGHTS

  Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  If any proposed amendment to the Trust Agreement provides for, or the Securities Trustees otherwise propose to effect (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise or (ii) the dissolution, winding up or termination of the Trust, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote as a class on such amendment or proposal of the Securities Trustees, and such amendment or proposal shall not be effective except with the approval of the holders of 66 2/3% in liquidation preference of such outstanding Preferred Securities.

  So long as any Junior Subordinated Notes are held by the Property Trustee, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the

Indenture Trustee (as defined herein), or executing any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Notes, (ii) waive any past default which is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Notes shall be due and payable or (iv) consent to any amendment, modification or termination of the Subordinated Note Indenture or the Junior Subordinated Notes, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation preference of the outstanding Preferred Securities; provided, however, that where a consent under the Subordinated Note Indenture would require the consent of each holder of Junior Subordinated Notes affected thereby, no such consent shall be given by the Securities Trustees without the prior consent of each holder of Preferred Securities. The Securities Trustees shall not revoke any action previously authorized or approved by a vote of the Preferred Securities. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Property Trustee shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for federal income tax purposes on account of such action.

  Any required approval of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Securities Trustees or any affiliate of the Company or any Securities Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless a Trust Agreement Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the 1939 Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Company, as Depositor, shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Company, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Subordinated Note Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MODIFICATION OF THE TRUST AGREEMENT

  The Trust Agreement may be amended or modified by the Company and the Securities Trustees (i) to cure any ambiguity, provided that the amendment does not adversely and materially affect any Holder, and (ii) to ensure that the Trust will not be classified as other than a grantor trust for federal income tax purposes. Except as provided in the succeeding paragraph, other amendments to the Trust Agreement may be made upon approval of not less than 66 2/3% of the Trust Securities then outstanding as long as such amendment will not affect the Trust's status as a grantor trust or the Trust's exemption from the 1940 Act.

  Notwithstanding the foregoing, no amendment or modification may be made to the Trust Agreement if such amendment or modification would (i) change the amount or timing of any distribution on the Trust Securities (ii) restrict the right of a Holder to institute suit for enforcement of any payment or (iii) change the consent required to amend the Trust Agreement.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may at the request of the Company, with the consent of the Administrative Trustee and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the Successor Securities) so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

  Any corporation or other body into which any of the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or with which it may be consolidated, or any corporation or other body resulting from any merger, conversion or consolidation to which any such Securities Trustee shall be a party, or any corporation or other body succeeding to all or substantially all the corporate trust business of any such Securities Trustee, shall be the successor to such Securities Trustee under the Trust Agreement, provided such corporation is otherwise qualified and eligible.

PAYMENT AND PAYING AGENT

  Payments in respect of the Preferred Securities shall be made to DTC, which is to credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be the Property Trustee. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days written notice to the Administrative Trustees and the Depositor. In such event, the Administrative Trustees shall appoint a successor to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  The Company will act as initial registrar and transfer agent for the Preferred Securities.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

  The Trust will not be required to register or cause to be registered any transfer of Preferred Securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a Trust Agreement Event of Default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Trust Agreement Event of Default.

  Chemical Bank, the Property Trustee, also serves as Indenture Trustee and Guarantee Trustee. The Company and certain of its affiliates maintain a deposit account and a banking relationship with Chemical Bank. Chemical Bank serves as trustee under other indentures pursuant to which debt securities of the Company or an affiliate of the Company are outstanding.

GOVERNING LAW

  The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Securities Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Junior Subordinated Notes will be treated as indebtedness of the Company for federal income tax purposes. In this connection, the Securities Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Trust Agreement or the articles of incorporation of the Company, that the Securities Trustees and the Company determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

                          DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the 1939 Act. Chemical Bank will act as indenture trustee under the Guarantee (the Guarantee Trustee) for purposes of the 1939 Act. The terms of the Guarantee will be those set forth therein and those made part thereof by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. The Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities.

GENERAL

  Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities, the Guarantee Payments (without duplication), to the extent not paid by, or on behalf of, the Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against the Trust. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by, or on behalf of, the Trust (the Guarantee Payments) will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities to the extent that the Trust has funds available therefor, (ii) the Redemption Price, with respect to any Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a liquidation of the Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities or the redemption of all of the Preferred Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Guarantee will be a full and unconditional guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Trust does not have sufficient funds to make such distributions or other payments. IF THE COMPANY DOES NOT MAKE INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE, THE TRUST WILL NOT MAKE DISTRIBUTIONS ON THE PREFERRED SECURITIES.

SUBORDINATION

  The Company's obligations under the Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made pari passu or subordinate by their terms, and (ii) pari passu with the most senior preferred stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred securities of any affiliate of the Company. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. As of June 30, 1995, the Company's obligations senior in right of payment to the Guarantee aggregated $4.3 billion. The Company has outstanding preferred stock that ranks pari passu to the Guarantee and common stock that ranks junior to the Guarantee. See "Selected Financial Information-- Capitalization."

  The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially and adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities--Voting Rights." All guarantees and agreements contained in the

Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION

  The Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, or upon distribution of the Junior Subordinated Notes to the holders of Preferred Securities, and will terminate completely upon full payment of the amounts payable upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must repay to the Trust or the Company, or their respective successors, any sums paid to them under the Preferred Securities or the Guarantee.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

  Chemical Bank, the Guarantee Trustee, also serves as Property Trustee and as Indenture Trustee. The Company and certain of its affiliates maintain a deposit account and a banking relationship with Chemical Bank. Chemical Bank serves as trustee under other indentures pursuant to which debt securities of the Company or an affiliate of the Company are outstanding.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with, the internal laws of the State of New York.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

  Set forth below is a description of the terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of August 1, 1995, between the Company, and Chemical Bank, as trustee (the Indenture Trustee), as supplemented by a First Supplemental Indenture, dated as of August 1, 1995 (the Subordinated Note Indenture, as so supplemented, is hereinafter referred to as the Subordinated Note Indenture), the forms of which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the

Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Subordinated Note Indenture.

GENERAL

  The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Junior Subordinated Notes will be limited in aggregate principal amount to approximately $140 million, such amount being the approximate amount of the purchase price of the Preferred Securities and the Common Securities.

  The Junior Subordinated Notes are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on September 30, 2025; provided, however, that the Company may, subject to compliance with certain conditions, extend the maturity for up to an additional ten years. The conditions to extension are that (i) the Company not be bankrupt or insolvent, or otherwise in default on the Junior Subordinated Notes, (ii) the Company has timely paid all amounts due on the Junior Subordinated Notes for the preceding six quarters without deferral, (iii) the Trust is not in arrears on payments on the Trust Securities and (iv) the Junior Subordinated Notes or Preferred Securities are then rated in one of the four highest rating categories by a nationally recognized statistical rating organization.

  THE SUBORDINATED NOTE INDENTURE DOES NOT CONTAIN PROVISIONS THAT AFFORD HOLDERS OF JUNIOR SUBORDINATED NOTES PROTECTION IN THE EVENT OF A HIGHLY LEVERAGED TRANSACTION INVOLVING THE COMPANY. HOWEVER, ANY SUCH TRANSACTION WOULD REQUIRE REGULATORY APPROVAL, AND MANAGEMENT OF THE COMPANY BELIEVES SUCH APPROVAL WOULD BE UNLIKELY FOR A TRANSACTION THAT WOULD RESULT IN THE COMPANY HAVING A HIGHLY LEVERAGED CAPITAL STRUCTURE.

SUBORDINATION

  The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Notes rank pari passu with obligations to trade creditors of the Company. No payment of principal of (including redemption payments), or interest on, the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of Junior Subordinated Notes are entitled to receive or retain any payment. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

  The term "Senior Indebtedness" means, with respect to the Company, (i) any payment in respect of (a) indebtedness of the Company for money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through
(iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

  The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of June 30, 1995, Senior Indebtedness of the Company aggregated $4.3 billion.

OPTIONAL REDEMPTION

  The Company shall have the right to redeem the Junior Subordinated Notes, in whole or in part, from time to time, on or after September 30, 2000, or at any time in whole in certain circumstances upon the occurrence of a Special Event as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date. If a partial redemption of the Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Company may only redeem the Junior Subordinated Notes in whole.

INTEREST

  Each Junior Subordinated Note shall bear interest at the Securities Rate from the Issue Date, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1995, to the person in whose name such Junior Subordinated Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The amount of interest payable for any quarter will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed, assuming 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company shall have the right at any time, and from time to time, to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period for up to 20 consecutive quarters, but not beyond the maturity date. At the end of an Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest) (together with interest thereon at the rate specified for the Junior Subordinated Notes to the extent permitted by applicable law); provided, that during any such Extension Period, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Junior Subordinated Notes. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. The Company has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Junior Subordinated Notes.

  If the Property Trustee shall be the sole holder of the Junior Subordinated Notes, the Company shall give the Property Trustee, Administrative Trustees and Indenture Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the Record Date for the related Distribution Date or (ii) the date the Administrative Trustees are required to give such notice to the NYSE or other applicable self-regulatory organization or to holders of the Preferred Securities. The Administrative Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Junior Subordinated Notes, the Company shall give the holders of the Junior Subordinated Notes notice of its selection of such Extension Period at least 16 days prior to the earlier of (i) the date such interest payments are due or (ii) the date the Company is required to give such notice to the NYSE or other applicable self-regulatory organization or to holders of the Junior Subordinated Notes.

ADDITIONAL INTEREST

  If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest (Additional Interest) such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

CERTAIN COVENANTS

  The Subordinated Note Indenture provides that if (i) there shall have occurred any event that would constitute an Event of Default under the Subordinated Note Indenture or (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest or principal on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Notes.

  For so long as the Trust Securities remain outstanding, the Company covenants
(i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Subordinated Note Indenture may succeed to the Company's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

EVENTS OF DEFAULT

  The Subordinated Note Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes:

    (a) failure for 60 days to pay interest on the Junior Subordinated Notes, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

    (b) failure to pay principal or premium, if any, on the Junior Subordinated Notes when due, whether at maturity or upon earlier redemption; or

    (c) failure to observe or perform any other covenant (other than those specifically relating to another series of junior subordinated notes) contained in the Subordinated Note Indenture for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes; or

    (d) certain events of bankruptcy, insolvency, or reorganization of the Company.

  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes may declare the principal due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Indenture Trustee.

  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Notes affected thereby may, on behalf of the holders of all the Junior Subordinated Notes, waive any past default, except (i) a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Indenture Trustee) or (ii) a default in the covenant of the Company not to declare or pay dividends on, or redeem, purchase or acquire any of its capital stock during an Extension Period. A Subordinated Note Indenture Event of Default also constitutes a Trust Agreement Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Junior Subordinated Notes. See "Description of the Preferred Securities--Events of Default" and "--Voting Rights."

  A voluntary or involuntary dissolution of the Trust prior to redemption or maturity of the Junior Subordinated Notes would not constitute an Event of Default with respect to the Junior Subordinated Notes. If the Trust is dissolved, an event the Company and the Trust consider to be remote, any of the following could occur: (i) a distribution of the Junior Subordinated Notes to the holders of the Preferred Securities, or (ii) a permitted redemption at par of the Junior Subordinated Notes, and a consequent redemption of a like amount of the Preferred Securities, at the option of the Company under the circumstances described in "--Optional Redemption" or (iii) the rollover of the Trust property into another entity with the same characteristics.

BOOK-ENTRY AND ISSUANCE

  If distributed to holders of Preferred Securities in connection with the voluntary or involuntary dissolution, winding up or liquidation of the Trust as a result of the occurrence of a Special Event, the Junior Subordinated Notes are expected to be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Junior Subordinated Notes are expected to be substantially similar to those described with respect to the Preferred Securities in "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

  In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Junior Subordinated Notes during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the Junior Subordinated Notes and (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Notes being redeemed in part.

PAYMENT AND PAYING AGENT

  Payment of principal of the Junior Subordinated Notes will be made only against surrender to the Paying Agent of the Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Note Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) is registered at the close of business on the Record Date for such interest payment (the fifteenth calendar day before such interest payment date).

  The Company will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

  All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will thereafter look only to the Company for payment thereof.

MODIFICATION

  The Subordinated Note Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Notes, to modify the Subordinated Note Indenture or any supplemental indenture affecting that series or the rights of the holders of the Junior Subordinated Notes; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, (i) extend the fixed maturity of the Junior Subordinated Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of Junior Subordinated Notes so affected or (ii) reduce the percentage of Junior Subordinated Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Junior Subordinated Note then outstanding and affected thereby.

  In addition, the Company and the Indenture Trustee may execute, without the consent of holders of the Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.

CONSOLIDATION, MERGER AND SALE

  The Subordinated Note Indenture does not contain any covenant which restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

  The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Subordinated Note Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  Chemical Bank, the Indenture Trustee, also serves as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain a deposit account and a banking relationship with Chemical Bank. Chemical Bank serves as trustee under other indentures pursuant to which debt securities of the Company or an affiliate of the Company are outstanding.

GOVERNING LAW

  The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

  The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain liable for all of its obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Subordinated Note Indenture provides that it may not otherwise be assigned by the parties thereto.

  The Subordinated Note Indenture will also provide that the Company will pay all fees and expenses related to (i) the offering of the Junior Subordinated Notes, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Trustees and (iv) the enforcement by the Indenture Trustee of the rights of holders of Preferred Securities.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                  JUNIOR SUBORDINATED NOTES AND THE GUARANTEE

  As long as payments of interest and other payments are made when due on the Junior Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities;
(ii) the interest rate and interest and other payment dates on the Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all costs and expenses of the Trust; and (iv) the Trust Agreement provides that the Securities Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the Company does not make interest payments on the Junior Subordinated Notes, it is not expected that the Trust will have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

  If the Company fails to make interest or other payments on the Junior Subordinated Notes when due (taking into account any Extension Period), the Trust Agreement provides a mechanism whereby the holders of the Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes, including proceeding directly against the Company to enforce the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity.

  If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

  The above mechanisms and obligations, taken together, constitute a full and unconditional guarantee by the Company of the payments due on the Preferred Securities.

  The Preferred Securities evidence the rights of the holders thereof to the benefits of the Trust, a trust that exists for the sole purpose of issuing Trust Securities and investing the proceeds thereof in debt securities of the Company, while the Junior Subordinated Notes represent indebtedness of the Company. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Note is that a holder of a Junior Subordinated Note will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Junior Subordinated Notes held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Trust has funds legally available for the payment of such distributions.

  Upon any voluntary or involuntary dissolution, winding up or termination of the Trust, the holders of Preferred Securities will be entitled to receive, out of assets, legally available for distribution to holders, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Trust, as holder of the Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than withholding taxes and other than the Trust's obligations to holders of the Preferred Securities), the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

  A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Junior Subordinated Notes. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Notes would constitute an Event of Default under the Subordinated Note Indenture except that failure to make interest payments on the Junior Subordinated Notes will not be an Event of Default during an Extension Period; provided, however, that any Extension Period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the Junior Subordinated Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain United States federal income tax consequences of the ownership and disposition of the Preferred Securities is based on the opinion of Hunton & Williams. This summary deals only with Preferred Securities held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the Code), by Holders (as defined herein). Moreover, it does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, individual retirement and certain tax deferred accounts, and persons who engage in a straddle or a hedge relating to a Preferred Security. Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local or other tax laws. This summary is based on laws, existing and proposed regulations, and applicable judicial and administrative determinations, all of which are subject to change at any time, and any such changes may be retroactively applied in a manner that could adversely affect Holders. As used herein, the term "Holder" means a beneficial owner of a Preferred Security that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Thus, the following summary does not address any tax consequences that apply specifically to nonresident aliens or foreign entities.

TREATMENT OF THE TRUST AND PREFERRED SECURITIES FOR FEDERAL INCOME TAX PURPOSES

  The Trust is to be classified as a "grantor trust" and not as an association taxable as a corporation. Thus, for federal income tax purposes, each Holder will be treated as the beneficial owner of a pro rata undivided interest in the Junior Subordinated Notes and, consequently, will be required to include in income the Holder's pro rata share of the entire income from the Junior Subordinated Notes. Each Holder generally will determine its net income or loss with respect to the Trust in accordance with its own method of accounting, although income arising from original issue discount (OID) must be taken into account under the accrual method of accounting even if the Holder otherwise would use the cash receipts and disbursements method.

ORIGINAL ISSUE DISCOUNT

  The Junior Subordinated Notes will be issued with OID within the meaning of
Section 1273 of the Code. Because the Holders will be treated for federal income tax purposes as the owners of the Junior Subordinated Notes, the Holders will be required to include in income their pro rata shares of OID accruing on the Junior Subordinated Notes in advance of the receipt of some or all of the related cash payments on the Preferred Securities. Holders (including Holders who are cash basis taxpayers) will include such OID in income currently as interest as it accrues over the life of the Junior Subordinated Notes under a formula based upon the quarterly compounding of interest at a rate that provides for a constant yield to maturity. If (as expected) the issue price of the Junior Subordinated Notes equals the stated principal amount of such Notes, the amount of OID accruing during each quarterly interest period will be approximately the same as the amount of interest accruing during such period.

  The amount of OID on a Junior Subordinated Note will equal the excess of the "stated redemption price at maturity" over the "issue price" of the Junior Subordinated Note. The issue price of each Junior Subordinated Note is expected to equal the stated principal amount of such Note. Because the terms of the Junior Subordinated Notes permit the Company to suspend payments of interest on the Notes for up to 20 consecutive quarters, the stated redemption price at maturity of the Junior Subordinated Notes will equal the aggregate of all payments due on the Junior Subordinated Notes, whether designated as principal or interest. Accordingly, the quarterly interest payments on the Junior Subordinated Notes will be included in the stated redemption price at maturity for purposes of determining the amount of OID with which a Junior

Subordinated Note is issued, and if (as expected) the issue price equals the stated principal amount of the Junior Subordinated Notes, the OID will equal the total amount of interest that will be payable (assuming no redemption before maturity) on the Junior Subordinated Notes.

  In general, the amount of OID that must be included in a Holder's income for a taxable year is the sum of the "daily portions" of OID on the Junior Subordinated Notes for all days during the taxable year that the Holder owns a Preferred Security. Such daily portions are determined by allocating to each day in the accrual period a ratable portion of the OID allocable to that accrual period. An accrual period is each successive quarterly period that ends on an Interest Payment Date. In the case of an initial Holder, the amount of OID allocable to each accrual period is determined by multiplying the "adjusted issue price" of the related Junior Subordinated Notes by their yield to maturity (based on compounding at the close of each accrual period and taking into account the length of the accrual period). The adjusted issue price of a Junior Subordinated Note at the beginning of any accrual period will be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of any payments made with respect to such Junior Subordinated Note in all prior accrual periods (and thus will equal approximately the stated principal amount if the issue price is the stated principal amount and all accrued interest is paid on each Interest Payment
Date). A subsequent Holder also will be required to include in gross income its pro rata daily portion of OID with respect to the Junior Subordinated Notes. However, if a Holder acquires Preferred Securities for an amount greater than the adjusted issue price of the Junior Subordinated Notes (i.e., at an acquisition premium), such Holder's daily portions of OID with respect to the Junior Subordinated Notes will be reduced by an allocable portion of the acquisition premium.

MARKET DISCOUNT

  A purchaser of a Preferred Security at a discount from the adjusted issue price of such purchaser's pro rata share of the Junior Subordinated Notes acquires such Preferred Security with "market discount." However, market discount with respect to a Preferred Security will be considered to be zero if it is minimal. Market discount will be minimal with respect to a Preferred Security if it is less than the product of (i) 0.25% of the adjusted issue price of the purchaser's pro rata share of the Junior Subordinated Notes multiplied by (ii) the number of complete years to maturity of such Junior Subordinated Notes after the date of purchase. The purchaser of a Preferred Security with more than a minimal amount of market discount generally will be required to treat any gain on the sale, exchange, redemption or other disposition of all or part of the Preferred Securities (or related Junior Subordinated Notes) as ordinary income to the extent of accrued (but not previously taxable) market discount. Market discount generally will accrue ratably during the period from the date of purchase of such Preferred Security to the maturity date of the Junior Subordinated Notes, unless the Holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

  A Holder who has acquired a Preferred Security at a market discount generally will be required to defer any deductions of interest expense attributable to any indebtedness incurred or continued to purchase or carry the Preferred Security, to the extent such interest expense exceeds the related OID income. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of all or a portion of a Preferred Security or the related Junior Subordinated Notes (including redemptions thereof), a Holder may make an election (which may not be revoked without the Internal Revenue Service's consent) to include market discount in income as it accrues on all market discount instruments acquired by the Holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

  In lieu of the foregoing treatment of market discount and interest expense, a Holder may elect to treat any market discount (including a minimal amount) as OID and accrue such discount on a constant-yield basis in the same manner as the Holder accrues OID.

SALE OF PREFERRED SECURITIES

  Upon the sale, retirement (including redemption) or other taxable disposition of all or part of a Preferred Security, a Holder will recognize gain or loss equal to the difference between the amount realized on such sale, retirement or other disposition and the Holder's adjusted tax basis in the Preferred Security or part thereof. Any recognized gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" above), and such capital gain or loss will be long-term if the holding period for the Preferred Security is more than one year at the time of sale, retirement or other disposition. A Holder's adjusted tax basis in a Preferred Security acquired by purchase will equal the cost of such Preferred Security to the Holder, increased by the amount of any related accrued OID and market discount included in taxable income by the Holder and reduced by any prior payments on the Junior Subordinated Notes distributable on the Preferred Security. The redemption of only part of a Preferred Security will require an allocation of the Holder's pro rata share of the adjusted issue price of the related Junior Subordinated Notes between the redeemed part and the part retained by the Holder in order to determine gain or loss and future accruals of OID.

RECEIPT OF JUNIOR SUBORDINATED NOTES UPON LIQUIDATION OF THE TRUST

  Under certain circumstances, as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," Junior Subordinated Notes may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each Holder and each Holder would receive an aggregate tax basis in the Holder's Junior Subordinated Notes equal to the Holder's aggregate tax basis in its Preferred Securities. A Holder's holding period with respect to the Junior Subordinated Notes so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such Holder.

BACKUP WITHHOLDING

  A Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder if the Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number (TIN) to the payor responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include distributions of interest and principal payments on the Junior Subordinated Notes.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO A HOLDER, DEPENDING UPON A HOLDER'S PARTICULAR SITUATION, AND THEREFORE EACH HOLDER SHOULD CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAW.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the Underwriting Agreement), the Trust has agreed to sell to the Underwriters named below, and the Underwriters, for whom Lehman Brothers Inc. is acting as representative (the Representative), have severally agreed to purchase the number of Preferred Securities set forth opposite their respective names below. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased.

                                                                      NUMBER OF
                                                                      PREFERRED
       NAME                                                           SECURITIES
       ----                                                           ----------
   Lehman Brothers Inc. .............................................
   Dean Witter Reynolds Inc. ........................................
   A.G. Edwards & Sons, Inc. ........................................
   PaineWebber Incorporated..........................................
   Prudential Securities Incorporated................................
   Smith Barney Inc. ................................................
   Wheat, First Securities, Inc. ....................................
                                                                      ---------
       Total......................................................... 5,400,000
                                                                      =========

  The Underwriters have advised the Trust that they propose to offer the Preferred Securities in part directly to the public at the price to the public, as set forth on the cover page of this Prospectus, and in part to certain
securities dealers at such price less a concession not in excess of $    per
Preferred Security. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per Preferred Security to certain other
dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Preferred Securities are expected to be approved for listing on the NYSE, subject to official notice of issuance. Trading of the Preferred Securities on the NYSE is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. The Representative has advised the Trust that it intends to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representative will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  The Company and the Trust have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the 1933 Act.

  The Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust by Potter Anderson & Corroon, Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Junior Subordinated Notes, the Guarantee and certain matters relating thereto will be passed upon on behalf of the Company by Hunton & Williams, Richmond, Virginia. Certain United States federal income taxation matters will be passed upon for the Company and the Trust by Hunton &

Williams. Certain legal matters will be passed upon for the Underwriters by McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia, which also performs certain legal services for Dominion Resources and its affiliates on other matters.

                                    EXPERTS

  The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in accounting for postretirement benefits other than pensions in 1993 and for accounting for income taxes in
1992), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

1933 ACT.........................  The Securities Act of 1933, as amended.

1934 ACT.........................  The Securities Exchange Act of 1934, as
                                   amended.

1939 ACT.........................  The Trust Indenture Act of 1939, as
                                   amended.

1940 ACT.........................  The Investment Company Act of 1940, as
                                   amended.

ADDITIONAL INTEREST..............  Amounts payable by the Company to cover certain governmental charges, as described in "Description of the Junior Subordinated Note--Additional Interest."

ADMINISTRATIVE TRUSTEES..........  Initially, J. Kennerly Davis, Jr. and James
                                   P. Carney.

CODE.............................  The Internal Revenue Code of 1986, as
                                   amended.

COMMON SECURITIES................  The Trust Securities being sold to the
                                   Company.

COMPANY..........................  Virginia Electric and Power Company.

DELAWARE TRUSTEE.................  Chemical Bank Delaware.

DOMINION RESOURCES...............  Dominion Resources, Inc., the parent of the
                                   Company.

DTC..............................  The Depository Trust Company, a "clearing corporation" that initially will hold
                                   (through its agents) a global certificate evidencing the Preferred Securities.

DISTRIBUTION DATES...............  March 31, June 30, September 30 and
                                   December 31 of each year, commencing
                                   September 30, 1995.

EVENT OF DEFAULT.................  As described under "Description of the
                                   Junior Subordinated Notes--Subordinated
                                   Note Indenture Events of Default."

EXTENSION PERIOD.................  Any period during which interest is not paid on the Junior Subordinated Notes (and, consequently, on the Preferred Securities) at the election of the Company to the extent permitted under the terms of the Junior Subordinated Notes.

GUARANTEE........................  The guarantee by the Company of the payments by the Trust on the Preferred
                                   Securities from funds available in the
                                   Trust.

GUARANTEE PAYMENTS...............  Payments required to be made pursuant to the Guarantee as described in "Description of Guarantee--General."

GUARANTEE TRUSTEE................  The trustee under the Guarantee; initially,
                                   Chemical Bank.

INDENTURE TRUSTEE................  The trustee under the Subordinated Note
                                   Indenture; initially, Chemical Bank.

ISSUE DATE.......................  The date set forth on the cover page on which the Junior Subordinated Notes and
                                   Preferred Securities are scheduled to be issued.

INVESTMENT COMPANY ACT EVENT.....  An event of the type described in
                                   "Description of the Preferred Securities--
                                   Special Event Redemption or Distribution."

JUNIOR SUBORDINATED NOTES........
                                   The fixed rate junior subordinated
                                   deferrable interest notes of the Company due September 30, 2025.

NYSE.............................
                                   New York Stock Exchange.

                                   The account maintained by the Property
PAYMENT ACCOUNT..................  Trustee to which amounts paid on the Junior
                                   Subordinated Notes are credited.

PREFERRED SECURITIES.............
                                   The Trust Securities being offered to
                                   investors pursuant to this Prospectus.

PROPERTY TRUSTEE.................  A trustee under the Trust designated to hold the trust property; initially Chemical
                                   Bank.

RECORD DATE......................  The close of business on the 15th calendar day prior to a Distribution Date.

REDEMPTION PRICE.................
                                   The stated liquidation amount of $25 per Preferred Security, plus accrued and unpaid distributions thereon (and interest thereon) to the date of payment.

SECURITIES RATE..................  The per annum interest rate expressed as a percentage of the stated liquidation amount of $25 per Preferred Security, and set forth on the cover page.

SECURITIES TRUSTEES..............  The Property Trustee, Administrative
                                   Trustees and Delaware Trustee.

SENIOR INDEBTEDNESS..............
                                   Indebtedness of the Company described
                                   herein under "Description of the Junior
                                   Subordinated Notes--Subordination."

SPECIAL EVENT....................  A Tax Event or Investment Company Act
                                   Event.

SUBORDINATED NOTE INDENTURE......  The indenture pursuant to which the
                                   Company's Junior Subordinated Notes will be issued to the Trust.

TAX EVENT........................  An event of the type described in
                                   "Description of the Preferred Securities--
                                   Special Event Redemption or Distribution."

TRUST............................
                                   Virginia Power Capital Trust I, a Delaware business trust that will issue the Trust Securities.

TRUST AGREEMENT..................  The agreement pursuant to which the Trust is organized as it may be amended and
                                   restated from time to time.

TRUST AGREEMENT EVENT OF
DEFAULT..........................  As described under "Description of
                                   Preferred Securities--Events of Default."

TRUST SECURITIES.................  The Preferred Securities and the Common
                                   Securities.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or in-corporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, Virginia Power Capital Trust I or the Underwriters. Neither the delivery of this Pro-spectus nor any sale made hereunder shall under any circumstance create an im-plication that there has been no change in the affairs of the Company or Vir-ginia Power Capital Trust I, since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................    7
Virginia Power Capital Trust I............................................   10
Selected Financial Information............................................   11
Use of Proceeds...........................................................   12
Description of the Preferred Securities...................................   12
Description of the Guarantee..............................................   21
Description of the Junior Subordinated Notes..............................   23
Relationship among the Preferred Securities, Junior Subordinated Notes and
 the Guarantee............................................................   29
Certain Federal Income Tax Considerations.................................   31
Underwriting..............................................................   34
Legal Matters.............................................................   34
Experts...................................................................   35
Glossary..................................................................   36

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   5,400,000
                             PREFERRED SECURITIES

                        VIRGINIA POWER CAPITAL TRUST I

                          % TRUST PREFERRED SECURITIES
                              (LIQUIDATION AMOUNT
                          $25 PER PREFERRED SECURITY)
                         GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY

                      VIRGINIA ELECTRIC AND POWER COMPANY

                               -----------------

                                  PROSPECTUS
                                August   , 1995

                               -----------------


                                LEHMAN BROTHERS

                        DEAN WITTER REYNOLDS INC.

                        A.G. EDWARDS & SONS, INC.

                         PAINEWEBBER INCORPORATED

                    PRUDENTIAL SECURITIES INCORPORATED

                            SMITH BARNEY INC.

                        WHEAT FIRST BUTCHER SINGER

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Securities and Exchange Commission Fee............................. $ 46,552
   Fees and Expense of Trustees.......................................   40,000
   Printing Expenses..................................................  100,000
   Counsel Fees.......................................................  125,000
   Rating Agency Fees.................................................   80,000
   Listing Fees.......................................................   49,200
   Accountant's Fees..................................................   35,000
   Miscellaneous......................................................   36,748
                                                                       --------
       Total.......................................................... $512,500
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article VI of the Restated Articles of Incorporation, as amended, of the registrant provides that the registrant shall indemnify its directors and officers to the fullest extent permitted by law. Article 10, Chapter 9, Title
13.1 of the Code of Virginia of 1950, as amended, permits indemnification of directors and officers, but does not permit indemnification against willful misconduct or a knowing violation of the criminal law. The registrant maintains director and officer liability insurance protecting the registrant's directors and officers against certain claims resulting from their service in such capacities, and the registrant from the liability assumed by it in accordance with Article VI of its Restated Articles of Incorporation, as amended. The current policy covers all occurrences during the period ending September 1, 1995, and is expected to be renewed in the ordinary course of business. In general, the policy provides coverage for any misstatement, misleading statement, act, omission, neglect or breach of duty committed or attempted by a director or officer, but excludes, among other things, acts of deliberate dishonesty, and acts for personal profit or advantage to which the director or officer was not entitled.

ITEM 16. EXHIBITS.

  1     Form of Underwriting Agreement for Preferred Securities.
  4(a)  Form of Subordinated Note Indenture between Virginia Electric and Power
        Company and Chemical Bank, as Trustee.
  4(b)  Form of Supplemental Indenture between Virginia Electric and Power
        Company and Chemical Bank, as Trustee.
  4(c)  Trust Agreement of Virginia Power Capital Trust I.
  4(d)  Form of Amended and Restated Trust Agreement.
  4(e)  Form of Preferred Security (included in Exhibit 4(d) above).
  4(f)  Form of Junior Subordinated Notes (included in Exhibit 4(b) above).
  4(g)  Form of Guarantee with respect to Preferred Securities.
  4(h)  Certificate of Trust (included in Exhibit 4(d) above).
  5(a)  Opinion and Consent of Hunton & Williams.
  5(b)  Opinion and Consent of Potter Anderson & Corroon.
  8     Tax opinion of Hunton & Williams.
 *12    Ratio of Earnings to Combined Fixed Charges and Preferred Stock
        Dividends.
 *23(a) Consent of Deloitte & Touche LLP.
  23(b) Consent of Hunton & Williams is contained in Exhibits 5(a) and 8.
  23(c) Consent of Potter Anderson & Corroon is contained in Exhibit 5(b).
  24    Powers of Attorney with respect to the Company officers and directors
        (included herein).

 25(a) Statement of eligibility and qualification of Chemical Bank with respect to the
       Subordinated Note Indenture.
 25(b) Statement of eligibility and qualification of Chemical Bank with respect to the Guarantee.
 25(c) Statement of eligibility and qualification of Chemical Bank with respect to the Trust.

--------

* Filed herewith.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant, Virginia Electric and Power Company, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the Act), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each of the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby authorizes each Agent for Service named in the registration statement, as attorney-in-fact, to sign on his behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement, and the registrant hereby confers like authority to sign and file on its behalf.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, VIRGINIA ELECTRIC AND POWER COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, HEREUNTO DULY AUTHORIZED, IN THE CITY OF RICHMOND, COMMONWEALTH OF VIRGINIA, ON THE 21ST DAY OF AUGUST, 1995.

                                          Virginia Electric and Power Company

                                                    John B. Adams, Jr.*
                                          By __________________________________
                                              (JOHN B. ADAMS, JR. CHAIRMAN OF
                                                  THE BOARD OF DIRECTORS)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE 21ST DAY OF AUGUST, 1995.

             SIGNATURES                                 TITLE

         John B. Adams, Jr.*            Chairman of the Board of Directors
-------------------------------------    and Director
         JOHN B. ADAMS, JR.

            J.T. Rhodes*                President (Chief Executive Officer) and
-------------------------------------    Director
            J. T. RHODES

                                        Director
-------------------------------------
          TYNDALL L. BAUCOM

           James F. Betts*              Director
-------------------------------------
           JAMES F. BETTS

      Benjamin J. Lambert, III*         Director
-------------------------------------
      BENJAMIN J. LAMBERT, III

       Richard L. Leatherwood*          Director
-------------------------------------
       RICHARD L. LEATHERWOOD

       Harvey L. Lindsay, Jr.*          Director
-------------------------------------
       HARVEY L. LINDSAY, JR.

          William T. Roos*              Director
-------------------------------------
           WILLIAM T. ROOS

                                        Director
-------------------------------------
          RICHARD L. SHARP

             SIGNATURES                                 TITLE

         Robert H. Spilman*             Director
-------------------------------------
          ROBERT H. SPILMAN

                                        Director
-------------------------------------
          WILLIAM G. THOMAS

            R.E. Rigsby*                Senior Vice President--Finance and
-------------------------------------    Controller (Chief Financial Officer
            R. E. RIGSBY                 and Principal Accounting Officer)


*By:      Philip W. Nichols
   _________________________________
          PHILIP W. NICHOLS
          ATTORNEY-IN-FACT

  Pursuant to the requirements of the Securities Act of 1933, Virginia Power Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on August 21, 1995.

                                          Virginia Power Capital Trust I

                                          By: Virginia Electric and Power
                                           Company,
                                             as Depositor

                                               J. Kennerly Davis, Jr.*
                                          ---------------------------------
                                               J. Kennerly Davis, Jr.

                                            Vice President, Treasurer and
                                                 Corporate Secretary

*By:      Philip W. Nichols
   _________________________________
          PHILIP W. NICHOLS
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

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                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                         DESCRIPTION                            NUMBER
 -------                        -----------                          ----------
  1      Form of Underwriting Agreement for Preferred Securities.
  4(a)   Form of Subordinated Note Indenture between Virginia
         Electric and Power Company and Chemical Bank, as Trustee.
  4(b)   Form of Supplemental Indenture between Virginia Electric
         and Power Company and Chemical Bank, as Trustee.
  4(c)   Trust Agreement of Virginia Power Capital Trust I.
  4(d)   Form of Amended and Restated Trust Agreement.
  4(e)   Form of Preferred Security (included in Exhibit 4(d)
         above).
  4(f)   Form of Junior Subordinated Notes (included in Exhibit
         4(b) above).
  4(g)   Form of Guarantee with respect to Preferred Securities.
  4(h)   Certificate of Trust (included in Exhibit 4(d) above).
  5(a)   Opinion and Consent of Hunton & Williams.
  5(b)   Opinion and Consent of Potter Anderson & Corroon.
  8      Tax opinion of Hunton & Williams.
 *12     Ratio of Earnings to Combined Fixed Charges and Preferred
         Stock Dividends.
 *23(a)  Consent of Deloitte & Touche LLP.
  23(b)  Consent of Hunton & Williams is contained in Exhibits
         5(a) and 8.
  23(c)  Consent of Potter Anderson & Corroon is contained in
         Exhibit 5(b).
  24     Powers of Attorney with respect to the Company officers
         and directors (included herein).
  25(a)  Statement of eligibility and qualification of Chemical
         Bank with respect to the Subordinated Note Indenture.
  25(b)  Statement of eligibility and qualification of Chemical
         Bank with respect to the Guarantee.
  25(c)  Statement of eligibility and qualification of Chemical
         Bank with respect to the Trust.

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* Filed herewith.